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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                      Year Ended   Year Ended
                                                     December 31, December 31,
                                                         1997         1998
                                                     ------------ ------------
                                                          (in thousands)
Net loss before cumulative effect of change in
 accounting principle...............................   $(2,479)     $(19,222)
Add fixed charges...................................
Interest costs including amortization of debt
 issuance cost......................................     4,946        11,039
                                                       -------      --------
    Earnings (loss) before fixed charges............   $ 2,467      $ (8,183)
                                                       =======      ========
Fixed charges:
  Interest expense including amortization of debt
   issuance costs...................................     4,946        11,039
  Capitalized interest..............................     6,616         5,979
                                                       -------      --------
    Total fixed charges.............................   $11,562      $ 17,018
                                                       =======      ========
Ratio of earnings to fixed charges..................       .21           --
                                                       =======      ========
Deficiency of earnings to cover fixed charges.......   $ 9,095      $ 25,201
                                                       =======      ========
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